Pricing Supplement No. 71 Dated March 16, 2000               File 424 (B) (3)
                                                      File Nos. 33-49085 and
                                                                33-49085-01

(To Prospectus dated March 30, 1998
Prospectus Supplement dated March 30, 1998)

           BELL ATLANTIC FINANCIAL SERVICES, INC.
      Medium-Term Notes, Series A - Floating Rate Note

 Supported as to Payment of Principal, Premium, if any, and Interest
                             by
                  BELL ATLANTIC CORPORATION


Principal Amount:  $492,950,000             Trade Date:  March 16, 2000
Initial Interest Reset Date: March 21, 2000 Original Issue Date: March 21, 2000
Maturity Date:  March 21, 2002              Net Proceeds to Issuer: $491,717,625
                                            Agents' Discount or Commission: .25%

                    CUSIP #: 07785H  CY2

Issue Price:
 [ X] 100%
 [ ] Varying prices relating to prevailing market prices

Interest
 Interest Rate Basis:    [ ] CD Rate  [ ] Commercial Paper Rate
                         [ ] Federal Funds Rate
                         [ X] LIBOR    [ ] Treasury Rate  [ ] Prime Rate
                         [ ] Other (see attached)
 Interest Reset Dates: March 21, June 21, September 21 and December 21 Interest Determination Dates: Two London Banking Days prior to each Interest Reset Date
 Interest Payment Dates: March 21, June 21, September 21 and December 21 Regular Record Dates: the 15th day prior to any Interest Payment Date Spread (+/-): +.09
 Spread Multiplier:  N/A
 Maximum Interest Rate: N/A
 Minimum Interest Rate: N/A
 Index Maturity:  3 Months

Redemption:
 [ X] The Notes cannot be redeemed prior to maturity
 [ ] The Notes may be redeemed prior to maturity
 Initial Redemption Date:
 Initial Redemption Price:     %
 Annual Redemption Price Reduction:   % until Redemption Price is 100%
 of the principal amount

Repayment:
 [X ] The Notes cannot be repaid prior to maturity
 [ ] The Notes can be repaid prior to maturity at the optionof the holder of the Notes
 Repayment Date:
 Repayment Price:   %
Currency:  U.S. dollars
 Specified Currency:
   (If other than U.S. dollars, see attached)
 Minimum Denominations:
   (Applicable only if Specified Currency is other than U.S. dollars)

Discount Note:    [ ] Yes     [X ] No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X ] Book-Entry         [ ] Certified

Agents' Capacity:
 [ X] Agent
 [ ] Principal


[X ] Merrill Lynch & Co.            [X ] Goldman, Sachs & Co.

[X ] Morgan Stanley Dean Witter     [X ] Salomon Smith Barney